DENNY’S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2018

- Announces Refranchising And Development Strategy -

SPARTANBURG, S.C., October 30, 2018 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its third quarter ended September 26, 2018, and announced a refranchising and development strategy.

Third Quarter 2018 Highlights

•	Total Operating Revenue grew 19.4% to $158.0 million, primarily due to the benefit of revenue recognition changes.

•	Domestic system-wide same-store sales** grew 1.0%, including increases of 2.1% at company restaurants and 0.8% at domestic franchised restaurants.

•	Completed 59 remodels, including 53 at franchised restaurants.

•	Operating Income was $18.5 million.

•	Company Restaurant Operating Margin* was $15.8 million and Franchise Operating Margin* was $26.2 million.

•	Net Income was $10.8 million, or $0.16 per diluted share.

•	Adjusted Net Income* was $11.4 million, or $0.17 per diluted share.

•	Adjusted EBITDA* was $27.3 million.

•	Adjusted Free Cash Flow* increased 5.7% to $13.7 million.

•	Repurchased $8.6 million of common stock.

John Miller, President and Chief Executive Officer, stated, “Denny's delivered another quarter of positive system-wide same-store sales** growth as we navigated through a challenging competitive environment where the focus is primarily on value offerings. Furthermore, the Company's total operating revenue growth coupled with a disciplined focus on costs resulted in strong cash flow generation and a 24.3% increase in Adjusted Net Income per share*."

Miller added, "We are excited to be announcing a strategic initiative that will further stimulate growth at Denny's. It is expected the Company will migrate to a business model that will be between 95% and 97% franchised through the sale of company operated restaurants over the next 18 months. Our refranchising and development strategy will enable us to further evolve as a franchisor of choice that provides more focused support services, all while yielding a higher quality, more asset-light business model. As always, we remain committed to profitable system sales growth, driving market share gains, delivering strong returns on invested capital and generating compelling returns for shareholders, including the return of capital.”

Third Quarter Results

The following table summarizes the impact of adopting Accounting Standards Update 2014-09, "Revenue from Contracts with Customers (Topic 606)," on the line items within the Company's Consolidated Statement of Income for the quarter ended September 26, 2018. Additional details related to revenue recognition changes are located on page 4.

	Quarter ended September 26, 2018
Consolidated Statement of Income	As Reported	Adjustments	Amounts without adoption of Topic 606
	(In thousands, except per share amounts)
Franchise and license revenue	$54,414	$(20,397)	$34,017
Costs of franchise and license revenue	28,174	(20,007)	8,167
Provision for income taxes	2,810	(101)	2,709
Net income	10,805	(289)	10,516
Basic net income per share	$0.17	$0.00	$0.17
Diluted net income per share	$0.16	$0.00	$0.16

Denny’s total operating revenue grew 19.4% to $158.0 million primarily due to recognizing franchise advertising revenue on a gross basis in accordance with Topic 606 and an increase in company restaurant sales. Company restaurant sales grew 5.8% to $103.6 million due to a greater number of company restaurants compared to the prior year quarter and a 2.1% increase in same-store sales. Franchise and license revenue grew 57.9% to $54.4 million compared to $34.5 million in the prior year quarter. The increase was primarily due to recognizing $19.5 million of advertising revenue and a rise in initial fees, both of which were impacted by Topic 606, partially offset by lower occupancy revenue due to scheduled lease terminations.

Company Restaurant Operating Margin* was $15.8 million, or 15.2% of company restaurant sales, compared to $16.6 million, or 16.9%, in the prior year quarter. The change was primarily due to increases in minimum wages and third-party delivery costs, partially offset by higher sales. Franchise Operating Margin* was $26.2 million, or 48.2% of franchise and license revenue, compared to $25.0 million, or 72.5%, in the prior year quarter. This was primarily due to recording advertising revenue and related costs on a gross basis, an increase in initial fees, and an improving occupancy margin.

Total general and administrative expenses improved 2.8% to $16.0 million, compared to $16.4 million in the prior year quarter. This was primarily due to reductions in share-based compensation. Interest expense, net was $5.3 million versus $4.1 million in the prior year quarter primarily due to increases in the credit facility balance and related interest rates. Denny’s ended the quarter with $308.6 million of total debt outstanding, including $278.0 million of borrowings under its revolving credit facility.

The provision for income taxes was $2.8 million, reflecting an effective tax rate of 20.6%, primarily due to the new 21.0% federal statutory income tax rate. Given the Company's utilization of tax credit carryforwards, approximately $0.9 million in cash taxes was paid during the quarter.

Net Income was $10.8 million, or $0.16 per diluted share, compared to $9.3 million, or $0.13 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* grew 24.3% to $0.17 compared to $0.14 in the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $13.7 million of Adjusted Free Cash Flow* in the quarter after investing $7.8 million in cash capital expenditures, including the remodel of six company restaurants, facilities maintenance, and new construction.

During the quarter, the Company allocated $8.6 million to share repurchases. As of September 26, 2018, the Company had approximately $159 million remaining in authorized share repurchases under its existing $200 million share repurchase authorization.

Business Outlook

The following full year 2018 expectations reflect the current business environment, the impacts of recent tax reform, and revenue recognition changes.

•	Same-store sales** growth at company restaurants between 1% and 2% (vs. 0% and 2%) and domestic franchised restaurants between 0% and 1% (vs. 0% and 2%).

•	35 to 45 new restaurant openings, with net restaurant decline of 10 to 20 restaurants (vs. net decline of 5 to 10 restaurants).

•	Total operating revenue between $626 and $634 million including franchise and license revenue between $216 and $219 million.

•	Company Restaurant Operating Margin* between 15% and 16% and Franchise Operating Margin* between 47% and 48%.

•	Total general and administrative expenses between $67 and $69 million.

•	Adjusted EBITDA* between $105 and $107 million.

•	Depreciation and amortization expense between $27 and $28 million.

•	Net interest expense between $19.5 and $20.5 million.

•	Effective income tax rate between 16% and 19% with cash taxes between $3 and $5 million.

•	Cash capital expenditures between $37 and $39 million (vs. $33 to $35 million).

•	Adjusted Free Cash Flow* between $44 and $46 million (vs. $48 to $50 million).

Refranchising and Development Strategy

Over the next 18 months, the Company intends to migrate from a 90% franchised business model to one that is between 95% and 97% franchised. The anticipated sale of between 90 and 125 company operated restaurants with attached development commitments will create an opportunity for development-focused franchisees to expand their businesses, while also attracting and welcoming new, well-capitalized franchisees. With this transition, Denny's will further evolve into a franchisor of choice that provides more focused support services. The nature, timing and extent of any related corporate overhead changes will be shared in the coming quarters. In addition to refranchising, we will upgrade the quality of our real estate portfolio through a series of like-kind exchanges. Refranchising proceeds and a moderate increase in leverage will be used to generate more compelling returns for shareholders, including the return of capital.

*
Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

Revenue Recognition Changes

Effective December 28, 2017, the first day of fiscal 2018, the Company adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606),” and all subsequent ASUs that modified Topic 606 on a modified retrospective basis. Results for reporting periods beginning after December 28, 2017 are presented under Topic 606. Prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under Topic 605 “Revenue Recognition.”

The adoption of Topic 606 did not impact the recognition of company restaurant sales or royalties from franchised restaurants. The most significant effects of the new guidance on the comparability of our results of operations between 2018 and 2017 include the following:

•
Under Topic 606, advertising revenues and expenditures are recorded on a gross basis within the Consolidated Statements of Income. Under the previous guidance of Topic 605, the Company recorded franchise advertising expense net of contributions from franchisees to our advertising programs, including local co-operatives. While this change materially impacts the gross amount of reported franchise and license revenue and costs of franchise and license revenue, the impact is generally an offsetting increase to both revenue and expense with little, if any, impact on operating income and net income. Similarly, upon adoption, other franchise services fees are recorded on a gross basis within the Consolidated Statements of Income, whereas, under previous guidance, they were netted against the related expenses.

•
Under Topic 606, recognition of initial franchise fees is deferred until the commencement date of the agreement and occurs over time based on the term of the underlying franchise agreement. In the event a franchise agreement is terminated, any remaining deferred fees are recognized in the period of termination. Under the previous guidance, initial franchise fees were recognized upon the opening of a franchise restaurant. The effect of the required deferral of initial franchise fees received in a given year is mitigated by the recognition of revenue from fees received in prior periods. Upon adoption, the Company recorded deferred franchise revenue of $21.0 million, and increases of $15.6 million to opening deficit and $5.4 million to deferred tax assets. The deferred franchise revenue will be amortized over the term of the individual franchise agreements.

•
Under previous guidance, we recorded gift card breakage when the likelihood of redemption was remote. Breakage was recorded as a benefit to our advertising fund or reduction to other operating expenses, depending on where the gift cards were sold. Under Topic 606, gift card breakage is recognized proportionally as redemptions occur. The Company's gift card breakage primarily relates to cards sold by third parties. Breakage revenue related to third party sales is recorded as advertising revenue (included as a component of franchise and license revenue) with an offsetting amount recorded as advertising expense (included as a component of costs of franchise and license revenue).

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the third quarter ended September 26, 2018, and the newly announced refranchising and development strategy on its quarterly investor conference call today, Tuesday, October 30, 2018 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 26, 2018, Denny’s had 1,715 franchised, licensed, and company restaurants around the world including 128 restaurants in Canada, Puerto Rico, Mexico, New Zealand, Honduras, the Philippines, Costa Rica, the United Arab Emirates, Guam, El Salvador, Guatemala, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2017 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-248-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/26/18	12/27/17
Assets
Current assets
Cash and cash equivalents	$1,871	$4,983
Investments	1,709	—
Receivables, net	17,186	21,384
Assets held for sale	193	—
Other current assets	13,546	14,922
Total current assets	34,505	41,289
Property, net	143,459	139,856
Goodwill	39,843	38,269
Intangible assets, net	59,907	57,109
Deferred income taxes	15,595	16,945
Other noncurrent assets	35,449	30,314
Total assets	$328,758	$323,782

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,282	$3,168
Accounts payable	20,327	32,487
Other current liabilities	53,911	59,246
Total current liabilities	77,520	94,901
Long-term liabilities
Long-term debt, less current maturities	278,000	259,000
Capital lease obligations, less current maturities	27,305	27,054
Other	55,913	40,187
Total long-term liabilities	361,218	326,241
Total liabilities	438,738	421,142

Shareholders' deficit
Common stock	1,085	1,077
Paid-in capital	597,344	594,166
Deficit	(317,917)	(334,661)
Accumulated other comprehensive loss, net of tax	2,541	(2,316)
Treasury stock	(393,033)	(355,626)
Total shareholders' deficit	(109,980)	(97,360)
Total liabilities and shareholders' deficit	$328,758	$323,782

Debt Balances
(In thousands)	9/26/18	12/27/17
Credit facility revolver due 2022	$278,000	$259,000
Capital leases	30,587	30,222
Total debt	$308,587	$289,222

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	9/26/18	9/27/17
Revenue:
Company restaurant sales	$103,609	$97,915
Franchise and license revenue	54,414	34,469
Total operating revenue	158,023	132,384
Costs of company restaurant sales	87,846	81,322
Costs of franchise and license revenue	28,174	9,493
General and administrative expenses	15,981	16,446
Depreciation and amortization	6,760	5,958
Operating (gains), losses and other charges, net	793	630
Total operating costs and expenses, net	139,554	113,849
Operating income	18,469	18,535
Interest expense, net	5,314	4,067
Other nonoperating income, net	(460)	(286)
Net income before income taxes	13,615	14,754
Provision for income taxes	2,810	5,429
Net income	$10,805	$9,325

Basic net income per share	$0.17	$0.14
Diluted net income per share	$0.16	$0.13

Basic weighted average shares outstanding	63,246	66,873
Diluted weighted average shares outstanding	65,522	69,210

Comprehensive income	$15,363	$9,548

General and Administrative Expenses	Quarter Ended
(In thousands)	9/26/18	9/27/17
Share-based compensation	$1,100	$2,493
Other general and administrative expenses	14,881	13,953
Total general and administrative expenses	$15,981	$16,446

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Quarters Ended
(In thousands, except per share amounts)	9/26/18	9/27/17
Revenue:
Company restaurant sales	$307,543	$290,049
Franchise and license revenue	163,087	103,621
Total operating revenue	470,630	393,670
Costs of company restaurant sales	261,279	240,854
Costs of franchise and license revenue	85,779	29,483
General and administrative expenses	48,138	50,536
Depreciation and amortization	19,965	17,493
Operating (gains), losses and other charges, net	1,615	3,459
Total operating costs and expenses, net	416,776	341,825
Operating income	53,854	51,845
Interest expense, net	15,324	11,348
Other nonoperating income, net	(877)	(1,053)
Net income before income taxes	39,407	41,550
Provision for income taxes	7,217	15,103
Net income	$32,190	$26,447

Basic net income per share	$0.50	$0.38
Diluted net income per share	$0.49	$0.37

Basic weighted average shares outstanding	63,774	69,095
Diluted weighted average shares outstanding	66,122	71,377

Comprehensive income	$37,047	$24,531

General and Administrative Expenses	Three Quarters Ended
(In thousands)	9/26/18	9/27/17
Share-based compensation	$3,661	$6,546
Other general and administrative expenses	44,477	43,990
Total general and administrative expenses	$48,138	$50,536

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Net Income internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/26/18	9/27/17	9/26/18	9/27/17
Net income	$10,805	$9,325	$32,190	$26,447
Provision for income taxes	2,810	5,429	7,217	15,103
Operating (gains), losses and other charges, net	793	630	1,615	3,459
Other nonoperating income, net	(460)	(286)	(877)	(1,053)
Share-based compensation	1,100	2,493	3,661	6,546
Deferred compensation plan valuation adjustments	457	286	487	1,117
Interest expense, net	5,314	4,067	15,324	11,348
Depreciation and amortization	6,760	5,958	19,965	17,493
Cash payments for restructuring charges and exit costs	(236)	(274)	(801)	(1,483)
Cash payments for share-based compensation	(21)	—	(1,934)	(3,946)
Adjusted EBITDA	$27,322	$27,628	$76,847	$75,031

Cash interest expense, net	(5,017)	(3,800)	(14,468)	(10,536)
Cash paid for income taxes, net	(852)	(2,371)	(2,347)	(5,039)
Cash paid for capital expenditures	(7,782)	(8,522)	(27,710)	(23,601)
Adjusted Free Cash Flow	$13,671	$12,935	$32,322	$35,855

	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/26/18	9/27/17	9/26/18	9/27/17
Net income	$10,805	$9,325	$32,190	$26,447
Losses (gains) on sales of assets and other, net	(695)	590	(759)	3,023
Impairment charges	1,440	—	1,558	—
Tax effect (1)	(136)	(214)	(146)	(1,097)
Adjusted Net Income	$11,414	$9,701	$32,843	$28,373

Diluted weighted average shares outstanding	65,522	69,210	66,122	71,377

Diluted Net Income Per Share	$0.16	$0.13	$0.49	$0.37
Adjustments Per Share	$0.01	$0.01	$0.01	$0.03
Adjusted Net Income Per Share	$0.17	$0.14	$0.50	$0.40

(1)
Tax adjustments for the three and nine months ended September 26, 2018 are calculated using the Company's year-to-date effective tax rate of 18.3%. Tax adjustments for the three and nine months ended September 27, 2017 are calculated using the Company's year-to-date effective tax rate of 36.3%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchise restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended		Three Quarters Ended
(In thousands)	9/26/18	9/27/17	9/26/18	9/27/17
Operating income	$18,469	$18,535	$53,854	$51,845
General and administrative expenses	15,981	16,446	48,138	50,536
Depreciation and amortization	6,760	5,958	19,965	17,493
Operating (gains), losses and other charges, net	793	630	1,615	3,459
Total Operating Margin	$42,003	$41,569	$123,572	$123,333

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$15,763	$16,593	$46,264	$49,195
Franchise Operating Margin (2)	26,240	24,976	77,308	74,138
Total Operating Margin	$42,003	$41,569	$123,572	$123,333

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	9/26/18		9/27/17
Company restaurant operations: (1)
Company restaurant sales	$103,609	100.0%	$97,915	100.0%
Costs of company restaurant sales:
Product costs	25,303	24.4%	24,896	25.4%
Payroll and benefits	41,041	39.6%	37,332	38.1%
Occupancy	6,083	5.9%	5,054	5.2%
Other operating costs:
Utilities	3,926	3.8%	3,767	3.8%
Repairs and maintenance	1,870	1.8%	1,642	1.7%
Marketing	3,791	3.7%	3,740	3.8%
Other	5,832	5.6%	4,891	5.0%
Total costs of company restaurant sales	$87,846	84.8%	$81,322	83.1%
Company restaurant operating margin (non-GAAP) (2)	$15,763	15.2%	$16,593	16.9%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$25,518	46.9%	$25,174	73.0%
Advertising revenue	19,546	35.9%	—	—%
Initial and other fees	1,415	2.6%	507	1.5%
Occupancy revenue	7,935	14.6%	8,788	25.5%
Total franchise and license revenue	$54,414	100.0%	$34,469	100.0%

Costs of franchise and license revenue:
Advertising costs	$19,546	35.9%	$364	1.1%
Occupancy costs	5,585	10.3%	6,343	18.4%
Other direct costs	3,043	5.6%	2,786	8.1%
Total costs of franchise and license revenue	$28,174	51.8%	$9,493	27.5%
Franchise operating margin (non-GAAP) (2)	$26,240	48.2%	$24,976	72.5%

Total operating revenue (4)	$158,023	100.0%	$132,384	100.0%
Total costs of operating revenue (4)	116,020	73.4%	90,815	68.6%
Total operating margin (non-GAAP) (4)(2)	$42,003	26.6%	$41,569	31.4%

Other operating expenses: (4)(2)
General and administrative expenses	$15,981	10.1%	$16,446	12.4%
Depreciation and amortization	6,760	4.3%	5,958	4.5%
Operating (gains), losses and other charges, net	793	0.5%	630	0.5%
Total other operating expenses	$23,534	14.9%	$23,034	17.4%

Operating income (4)	$18,469	11.7%	$18,535	14.0%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters Ended
(In thousands)	9/26/18		9/27/17
Company restaurant operations: (1)
Company restaurant sales	$307,543	100.0%	$290,049	100.0%
Costs of company restaurant sales:
Product costs	75,292	24.5%	72,798	25.1%
Payroll and benefits	123,332	40.1%	113,221	39.0%
Occupancy	17,165	5.6%	15,291	5.3%
Other operating costs:
Utilities	10,690	3.5%	9,873	3.4%
Repairs and maintenance	5,647	1.8%	4,972	1.7%
Marketing	11,267	3.7%	10,982	3.8%
Other	17,886	5.8%	13,717	4.7%
Total costs of company restaurant sales	$261,279	85.0%	$240,854	83.0%
Company restaurant operating margin (non-GAAP) (2)	$46,264	15.0%	$49,195	17.0%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$75,875	46.5%	$75,056	72.4%
Advertising revenue	58,386	35.8%	—	—%
Initial and other fees	4,642	2.8%	1,579	1.5%
Occupancy revenue	24,184	14.8%	26,986	26.0%
Total franchise and license revenue	$163,087	100.0%	$103,621	100.0%

Costs of franchise and license revenue:
Advertising costs	$58,386	35.8%	$1,477	1.4%
Occupancy costs	17,059	10.5%	19,420	18.7%
Other direct costs	10,334	6.3%	8,586	8.3%
Total costs of franchise and license revenue	$85,779	52.6%	$29,483	28.5%
Franchise operating margin (non-GAAP) (2)	$77,308	47.4%	$74,138	71.5%

Total operating revenue (4)	$470,630	100.0%	$393,670	100.0%
Total costs of operating revenue (4)	347,058	73.7%	270,337	68.7%
Total operating margin (non-GAAP) (4)(2)	$123,572	26.3%	$123,333	31.3%

Other operating expenses: (4)(2)
General and administrative expenses	$48,138	10.2%	$50,536	12.8%
Depreciation and amortization	19,965	4.2%	17,493	4.4%
Operating gains, losses and other charges, net	1,615	0.3%	3,459	0.9%
Total other operating expenses	$69,718	14.8%	$71,488	18.2%

Operating income (4)	$53,854	11.4%	$51,845	13.2%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended		Three Quarters Ended
(increase vs. prior year)	9/26/18	9/27/17	9/26/18	9/27/17
Company Restaurants	2.1%	0.6%	1.7%	0.6%
Domestic Franchised Restaurants	0.8%	0.6%	0.4%	0.7%
Domestic System-wide Restaurants	1.0%	0.6%	0.6%	0.7%

Average Unit Sales	Quarter Ended		Three Quarters Ended
(In thousands)	9/26/18	9/27/17	9/26/18	9/27/17
Company Restaurants	$582	$577	$1,716	$1,706
Franchised Restaurants	$409	$403	$1,207	$1,188

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units June 27, 2018	180	1,540	1,720
Units Opened	1	6	7
Units Reacquired	—	—	—
Units Closed	—	(12)	(12)
Net Change	1	(6)	(5)
Ending Units September 26, 2018	181	1,534	1,715

Equivalent Units
Third Quarter 2018	178	1,536	1,714
Third Quarter 2017	170	1,550	1,720
Net Change	8	(14)	(6)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 27, 2017	178	1,557	1,735
Units Opened	1	24	25
Units Reacquired	6	(6)	—
Units Closed	(4)	(41)	(45)
Net Change	3	(23)	(20)
Ending Units September 26, 2018	181	1,534	1,715

Equivalent Units
Year-to-Date 2018	179	1,541	1,720
Year-to-Date 2017	170	1,557	1,727
Net Change	9	(16)	(7)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.